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                                                                    EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the captions "Summary Historical Financial Information," "Selected Historical Consolidated Financial Information" and "Experts" and to the use of our reports dated February 21, 1997, except for Note 4, as to which the date is March 26, 1997, and Note 9, as to which the date is July 23, 1997, in the Registration Statement (Form S-4 No. 333-33787) and related Prospectus of Alliance Imaging, Inc. to be filed with the Securities and Exchange Commission on or about November 10, 1997.


                                                /s/ Ernst & Young LLP



Orange County, California

November 10, 1997